Exhibit 4.33

SHARE PURCHASE AGREEMENT

Between

Knutsen NYK Offshore Tankers AS

(as Seller)

And

KNOT Shuttle Tankers AS

(as Buyer)

for the sale and purchase of the shares in

KNOT Shuttle Tankers 30 AS

SHARE PURCHASE AGREEMENT

This agreement (this “Agreement”) is entered into on the 20 February 2018 between:

(1)	Knutsen NYK Offshore Tankers AS, company registration no. 995 221 713

(the “Seller”), and

(2)	KNOT Shuttle Tankers AS, company registration no. 998 942 829

(the “Buyer”).

The Seller and the Buyer are hereinafter individually referred to as a “Party” and jointly the “Parties”.

1	RECITALS

WHEREAS:

a)	KNOT Shuttle Tankers 30 AS, company registration no. 914 716 527, is a private limited liability company that has as its purpose to engage in shipowning activities, is duly incorporated under Norwegian law and has its registered place of business in Haugesund, Norway (the “Company”);

b)	The Seller is the sole owner of the ownership interest in the Company, with a share capital of NOK 100,000;

c)	The Company is the owner of the MT “Anna Knutsen”, having IMO No. 9769221 (the “Vessel”); and

d)	The Seller and the Buyer have agreed that the Buyer shall acquire 100% of the shares in the Company (the “Shares”) on the terms and conditions set forth in this Agreement.

2	DEFINITIONS

In this Agreement, the following definitions shall have the following meanings:

a)	Accounting Principles	means the applicable Norwegian generally accepted accounting principles as defined by Norwegian law and regulations and accounting standards issued by the Norwegian Accounting Standards Board (Nw: Norsk Regnskapsstiftelse/NRS), applied on a consistent basis;

b)	Accounts	means, in respect of the Company, its audited profit and loss and balance sheet statement as per the Accounts Date attached as Schedule 2;

c)	Accounts Date	means 31 December 2017;

d)	Agreement	shall have the meaning ascribed to such term in the preamble to this Agreement;

e)	Anna Facility	means the USD 90,000,000 Term Loan Facility in respect of the Vessel, dated 30 September 2016, and made between (i) the Company as borrower, (ii) the Seller as original guarantor (iii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iv) Nordea Bank AB (Publ), filial i Norge (former Nordea Bank Norge ASA) as bookrunner, (v) DBJ Europe Limited, Mizuho Bank, Ltd. and Nordea Bank AB (Publ), filial i Norge as mandated lead arrangers, (vi) Mizuho Bank, Ltd. and Nordea Bank Finland Plc. as hedging banks and (vii) Nordea Bank AB (Publ), filial i Norge as agent and security agent;

f)	Business	means the current business of the Company, being to own the Vessel, and charter the same under the Charter;

g)	Business Day	means a day on which banks are open for general banking business in Norway;

h)	Buyer	shall have the meaning ascribed to such term in the preamble to this Agreement;

i)	Buyer Indemnitees	shall have the meaning ascribed to such term in Clause 12.1;

j)	Capitalized Fees	means capitalized fees and transaction costs related to the financing of the Vessel as of the Closing Date. Provided the Closing Date occurs on 1 March, 2018, the Capitalized Fees will be USD 1,389,069.

k)	Charter	means the time charterparty dated 17 December 2014, as amended, entered into between the Company as owner and the Charterer as charterer in respect of the Vessel;

l)	Charterer	means Galp Sinopec Brazil Services B.V.;

m)	Closing	shall have the meaning ascribed to such term in Clause 5.1;

n)	Closing Date	means the date when the Closing actually takes place according to Clause 5.1;

o)	Companies Act	means the Norwegian Limited Liability Companies Act of 1997

p)	Company	means KNOT Shuttle Tankers 30 AS, Norwegian organization no.: 914 716 527;

q)	Encumbrance	means any mortgage, charge, pledge, lien, option or other security interest or restriction of any kind;

r)	Facility Prepayment Amount	means the amount of the Anna Facility to be prepaid by the Company on Closing in accordance with the terms of the Anna Facility being USD 9,785,880 (representing the total outstanding amount under Tranche B (as defined in the Anna Facility) provided that Closing occurs on 1 March 2018), plus accumulated interest.

s)	Governmental Authority	means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

t)	Indemnified Party	shall have the meaning ascribed to such term in Clause 12.3;

u)	Indemnifying Party	shall have the meaning ascribed to such term in Clause 12.3;

v)	Losses	means any loss, liability, claim, damage, expense (including costs of investigation and defence and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim;

w)	Material Adverse Effect	means a material adverse effect on the condition (financial, commercial, technical, legal or otherwise) of the Business, assets, results of operations or prospects of the Company;

x)	Material Agreement	shall have the meaning ascribed to such term in Clause 8.11;

y)	Party	shall have the meaning ascribed to such term in the preamble to this Agreement;

z)	Parties	shall have the meaning ascribed to such term in the preamble to this Agreement;

aa)	Partnership	means KNOT Offshore Partners LP, a Marshall Islands limited partnership;

bb)	Purchase Price	shall have the meaning ascribed to such term in Clause 4;

cc)	Purchase Price Adjustments	shall have the meaning ascribed to such term in Clause 5.4;

dd)	Seller	shall have the meaning ascribed to such term in the preamble to this Agreement;

ee)	Seller Indemnities	shall have the meaning ascribed to such term in Clause 12.2;

ff)	Shareholder Loan	means the loan made by Nippon Yusen Kabushiki Kaisha to the Company pursuant to a secured shareholder loan facility agreement dated 26 March 2015, as amended, the outstanding principal of which was USD 22,534,907.89 on the date of this Agreement.

gg)	Shares	shall have the meaning ascribed to such term in Clause 1;

hh)	Signing Date	means the date of this Agreement;

ii)	Swap Agreements	means the 2002 ISDA master agreements entered into between the Company and Mizuho Bank, Ltd. and the Schedule thereto, dated 30 September 2016 and with Nordea Bank Finland Plc., dated 30 September 2016, and the Schedule thereto, each relating to the Anna Facility;

jj)	Swap Balance	means the balance under the Swap Agreements as determined according to a mark-to-market determination as of the Closing Date and applying the middle rate for USD/NOK as published by DNB Markets on the Closing Date, adjusted by USD 112,962 in favour of the Seller to cover the hedging margin compared to the rate at which the Swap Agreements were entered into. As of 31 January, 2018 the Swap Balance (being the balance under swaps entered into with Nordea Bank Finland Plc was USD 1,459,238 (in favour of the Company);

kk)	Taxes	means all taxes (including value-added tax and similar taxes), however denominated, including interest, penalties and other additions to tax that may become payable or imposed by any applicable statute, rule or regulation or any governmental agency, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, social security or other social benefit taxes, sales, use, excise, real or personal property, stamps, transfers and workers’ compensation, which the Company is required to pay, withhold or collect; and

ll)	Third-Party Claim	shall have the meaning ascribed to such term in Clause 12.3; and

mm)	Vessel	shall have the meaning ascribed to such term in Clause 1.

3	SALE AND PURCHASE

Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, the Shares, together with all rights attached to them.

The Shares shall be transferred to the Buyer on the Closing Date, free and clear from any Encumbrances, other than pursuant to the Anna Facility.

4	PURCHASE PRICE

The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller the Shares for USD 120,000,000, less USD 84,217,065 of outstanding principal under the Anna Facility (including the Facility Prepayment Amount) at Closing and less USD 22,534,907.89 of outstanding principal under the Shareholder Loan, plus the Capitalized Fees in the amount of USD 1,389,069 (the “Purchase Price”), plus the Purchase Price Adjustments, all in accordance with and subject to the terms and conditions set forth in this Agreement.

The Purchase Price is to be settled by way of cash payment on the Closing Date in the amount of USD 14,637,096.11 from the Buyer to the Seller, subject to the subsequent Purchase Price Adjustments in accordance with Clause 5.4 below.

The Purchase Price as calculated above is based on the assumption that Closing occurs on 1 March 2018 at 00:01 CET. If Closing should occur at another time the Parties shall agree on an adjusted Purchase Price to be paid on Closing, to reflect accrued interest, currency fluctuations and paid instalments (as applicable) in respect of the Anna Facility, the Capitalized Fees and the Shareholder Loan.

5	CLOSING

5.1	Time and place

Subject to the satisfaction or waiver of the conditions set forth in Clause 6, the completion of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller at 1 March 2018 or such other time as the Parties agree.

5.2	The Seller’s Closing obligations

At the Closing, the Seller shall:

a)	deliver to the Buyer a copy of the minutes of the meeting of the board of directors of the Seller authorising the execution of, and the consummation of the transaction contemplated by, this Agreement; and

b)	in exchange for the payment of the Purchase Price, transfer the Shares to the Buyer and deliver to the Buyer the share register of the Company with the Buyer duly registered as the owner of the Shares, as well as the related notices according to Sections 4-7 and 4-10 of the Companies Act.

5.3	The Buyer’s Closing obligations

At the Closing, the Buyer shall

a)	settle the Purchase Price in accordance with Clause 4;

b)	procure that the Company prepays the Shareholder Loan in full; and

c)	procure that the Company prepays the Facility Prepayment Amount in full.

5.4	Post-Closing Adjustment

a)	Within 45 days following the Closing Date, the Buyer and the Seller shall agree on the amount of the post-Closing adjustments to the Purchase Price based on:

(i)	the Company’s working capital, including the amounts owed to KNOT Management AS pursuant to Clause 8.8 c), of this Agreement as of 00:01 hours CET on the Closing Date;

(ii)	the Swap Balance; and

(iii)	accrued interest on the Shareholder Loan between 15 December 2017 and the Closing Date.

(the	“Purchase Price Adjustments”).

b)	Within 3 business days following the date on which the Purchase Price Adjustments have been agreed pursuant to Clause 5.4 a) above, the Buyer or the Seller (as the case may be) shall pay to the other Party an amount, in cash, equal to the net Purchase Price Adjustments. Any amounts other than those covered by the Purchase Price Adjustments varying in the period between the Signing Date and the Closing Date shall be for Seller’s account.

6	CLOSING CONDITIONS

6.1	Conditions to the Buyer’s Closing obligations

The obligations of the Buyer to purchase the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Buyer) on or before the Closing Date:

a)	any Encumbrance provided as security for the Shareholder Loan, including a share pledge over the shares issued in the Company, shall have been released and discharged;

b)	that the Vessel has been delivered to the Charterer in accordance with the provisions of the Charter and that all costs and expenses related thereto have been settled by the Seller;

c)	there is no material breach of any of the representations and warranties of the Seller set forth in Clause 8 and Clause 9;

d)	the Buyer shall have obtained the funds necessary to consummate the purchase of the Shares, to ensure prepayment by the Company of the Shareholder Loan and the Facility Prepayment Amount, and to pay all related fees and expenses;

e)	in all respects material to the transactions contemplated hereby, the Seller shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Seller at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement; and

f)	the results of the searches, surveys, tests and inspections of the Vessel referred to in Clause 10.1 h) are reasonably satisfactory to the Buyer.

6.2	Conditions to the Seller’s Closing obligations

The obligations of the Seller to sell the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Seller) on or before the Closing Date:

a)	there is no material breach of any of the representations and warranties of the Buyer set forth in Clause 7;

b)	At Closing, the Buyer shall procure that the Partnership accede to the Anna Facility as “Guarantor” by way of an “Accession Letter” set out therein, and that the Shares are pledged as contemplated by the Anna Facility, and procure that relevant conditions precedent under the Anna Facility relating to the Partnership and/or the Buyer have been satisfied. At Closing, the Seller shall be released from its guarantee obligations under the Anna Facility; and

c)	in all respects material to the transactions contemplated hereby, the Buyer shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Buyer at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement.

6.3	Conditions of the Parties.

The obligations of Seller to sell the Shares and the obligations of Buyer to purchase the Shares are subject to the satisfaction (or waiver by each of Seller and Buyer) on or prior to the Closing Date of the following conditions:

a)	The Seller shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Charter, the Anna Facility, the Shareholder Loan and the Swap Agreements) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Shares; and

b)	No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Shares.

7	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

7.1	Corporate existence and power

The Buyer is duly incorporated, validly existing and in good standing under the laws of Norway.

The Buyer has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

7.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of the Buyer and constitutes or will, when executed, constitute valid and binding obligations of the Buyer enforceable in accordance with its respective terms.

The execution by the Buyer of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by the Buyer of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Buyer or of any applicable law, order, judgment or decree of any court or Governmental Authority or of any agreement to which the Buyer is bound.

The Buyer is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

8.1	Corporate existence and power

Each of the Company and the Seller is duly incorporated, validly existing and in good standing under the laws of Norway.

Each of the Company and the Seller has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

8.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of each of the Company and the Seller, as appropriate, and constitutes or will, when executed, constitute valid and binding obligations of each of the Company and the Seller, as appropriate, enforceable in accordance with its respective terms.

The execution by each of the Company and the Seller, as appropriate, of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by each of the Company and the Seller, as appropriate, of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of each of the Company and the Seller, as appropriate, or of any applicable law, order, judgment or decree of any court or Governmental Authority or of any agreement to which each of the Company and the Seller, as appropriate, is bound.

Each of the Company and the Seller, as appropriate, is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8.3	Capitalisation and title

The Seller has full ownership to the Shares. The Shares are duly authorised, validly issued and fully paid and at Closing, will be free and clear from any Encumbrances, other than pursuant to the Anna Facility and the Shareholder Loan (Encumbrances in respect of the Shareholder Loan to be discharged on or prior to Closing).

There is no outstanding subscription, option or similar rights relating to the Shares.

8.4	Records

The Company’s articles of association and shareholders’ register are true, accurate, up-to-date and complete.

8.5	Charter documents; validity of the Charter

The Seller has supplied to the Buyer true and correct copies of the Charter and any related documents, as amended to the Closing Date. The Charter is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms and, to the knowledge of the Seller, the Charter is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms.

8.6	Accounts

The Accounts have been prepared in accordance with the Accounting Principles and in accordance with the books and records of the Company. The Accounts give a true and accurate view of the financial position, solvency, assets, liabilities, liquidity, cash flow and the result of the operations of the Company as of the Accounts Date.

8.7	No undisclosed liabilities

Neither the Company nor the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such liabilities or obligations arising under the Charter, the Anna Facility, the Shareholder Loan, the Swap Agreements, the management agreement relating to the Vessel with KNOT Management AS, the inter-company balances described in Clause 8.8 c) and the Encumbrances appearing in the ship registry of the Vessel and arising under the Anna Facility and the Swap Agreements.

8.8	Loans and other financial facilities

All loans and other financial facilities available to the Company have been made available for review by the Buyer.

a)	As of the Signing Date, the principal outstanding amount under the Anna Facility in respect of the Vessel is USD 74,431,185 under Tranche A and USD 9,785,880 under Tranche B. Hence, the amount for which the Company will be responsible at the time of Closing is USD 84,217,065 (provided Closing takes place on 1 March 2018) including the Facility Prepayment Amount which the Company will be responsible to prepay immediately following Closing;

b)	The principal outstanding amount under the Shareholder Loan for which the Company will be responsible to prepay at the time of Closing is USD 22,534,907.89 (provided Closing takes place on 1 March 2018, and

c)	As of 31 January 2018, the non-interest bearing inter-company balance between the Company (as borrower) and KNOT Management AS (as lender) was NOK 1,242,225.07.

No event has occurred which gives, or after notice or lapse of time, or both, would give any third party the right to call for repayment from the Company prior to normal maturity of any loan or other financial facility. The Company shall not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the Seller or any spouse, child or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to the Company.

8.9	Assets

At the Closing Date, the Company shall not be using assets in the Business that it neither owns nor has the right to use pursuant to written agreements with third parties. At the Closing Date, the assets of the Company will comprise all the assets necessary for carrying on the Business fully and effectively to the extent to which it is conducted at the Signing Date.

8.10	Absence of certain changes or events

Since the Accounts Date, there has not occurred or arisen:

a)	any change of accounting methods, principles or practices, accounting, invoicing and supplier practice or procedures for the Company;

b)	any acquisition or disposal of, or the entering into any agreement to acquire or dispose of, any asset, other than the sale of products in the ordinary course of business;

c)	the termination of any Material Agreement, other than the Commercial Management Agreement dated 15 May 2015 between the Company and KNOT Management AS pursuant to the Agreement on Termination of the Commercial Management Agreement dated 20February 2018;

d)	any obligations, commitments or liabilities, contingent or otherwise, whether for Taxes or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business;

e)	any event or condition, whether covered by insurance or not, which has resulted in or may result in a Material Adverse Effect; or

f)	the entering into of any agreements or commitments other than on customary terms.

8.11	Agreements

Each Material Agreement is in full force and effect. No other Material Agreements will be entered into by the Company prior the Closing Date without the prior consent of the Buyer (such consent not to be unreasonably withheld). The Company has fulfilled all material obligations required pursuant to the Material Agreements to have been performed by it prior to the Signing Date and has not waived any material rights thereunder.

There has not occurred any material default on the part of the Company under any of the Material Agreements, or to the knowledge of the Seller, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Company under any of the Material Agreements nor, to the knowledge of the Seller, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Material Agreements.

The term “Material Agreement” means each agreement, contract or other undertaking by or of the Company (a) that is of material importance to the Business or (b) the value of which, in respect of total turnover during one year, is not less than NOK 500,000, provided, however, that such term includes the Charter, the Anna Facility, the Shareholder Loan and the Swap Agreements.

8.12	Insurance

The Company maintains insurance policies on fire, theft, loss, disruption, product and general liability and other forms of insurance with reputable insurers that would reasonably be judged to be sound and required for the Business.

The Company’s insurance policies do not contain any provisions regarding a change of control or ownership of the insured.

The Company is in compliance with all terms and conditions contained in the insurance policies, and nothing has been done or omitted to be done that would make any insurance policy or insurance void or voidable or that would result in a reduction of the coverage (No: avkortning).

8.13	Environmental matters

The Company is not and has not been in breach of any applicable laws (whether civil, criminal or administrative), statutes, regulations, directives, codes, judgments, orders or any other measures imposed by any governmental, statutory or regulatory body with regard to the pollution or the protection of the environment or to the protection of human health or human safety, or any other living organisms supported by the environment.

There is no current governmental investigation or disciplinary proceeding relating to any alleged breach of any law or permit by the Company, and none is pending, nor threatened.

The Company has not, other than as permitted under applicable permits or applicable laws or regulations held from time to time, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals. Neither the Seller nor the Company has received any formal or informal notice or other communication from which it appears that the Company may be or has been in violation of any laws or permits. There are no actual or contingent obligations on the Company to pay money or carry out any work in order to keep or be granted an extension or renewal of any existing permit. There are no facts or circumstances that could result in such an obligation. The properties used by the Company are not made of or do not contain any form of asbestos or any other toxic substance that may cause damage to the health of the persons working or visiting the premises.

8.14	Compliance with laws

The Company has at all times conducted the Business in accordance with and has complied with any applicable laws in Norway and in any other relevant countries relating to its operations and the Business.

All necessary licences, consents, permits and authorisations have been obtained by the Company to enable the Company to carry on the Business in the places and in the manner in which such Business is now conducted and all such licences, consents, permits and authorisations are valid and subsisting and have been complied with in all respects.

8.15	Litigation

There are no claims, actions, lawsuits, administrative, governmental, arbitration or other legal proceedings (including but not limited to proceedings related to Taxes) pending or threatened against or involving the Company, the Business or properties or assets of the Company and which would result in a Material Adverse Effect if adversely determined.

8.16	Taxes

The Company has properly filed with the appropriate Tax authorities all Tax returns and reports required to be filed for all Tax periods ending prior to the Closing Date. Such filings are true, correct and complete. All information required for a correct assessment of Taxes has been provided.

The Tax returns of the Company have been assessed and approved by the Tax authorities through the Tax years up to and including the years for which such assessment and approval is required, and the Company is not subject to any dispute with any such authority.

All Taxes that have become due have been fully paid or fully provided for in the Accounts, and the Company shall not be liable for any additional Tax pertaining to the period before the Accounts Date. All Taxes for the period after the Accounts Date have been fully paid when due.

There are no Tax audits, Tax disputes or Tax litigation pending or threatened against or involving the Company. There is no basis for assessment of any deficiency in any Taxes against the Company that has not been provided for in the Accounts or that has not been paid.

The Company is not and has not been involved in any transaction that could be considered as Tax-evasive. All losses for Tax purposes incurred by of the Company are trading losses and are available to be carried forward and set off against income in succeeding periods without limitation and have been accepted by the relevant Tax authorities.

The Company is not and has not been subject to any Tax outside its respective country of fiscal residence.

8.17	Relationship with the Seller

Except as disclosed to the Buyer, there are no written or oral agreements or arrangements between the Company and the Seller, and no liabilities or obligations (contingent or otherwise) owed by the Company to the Seller.

No services provided by the Seller to the Company are necessary in the ordinary course of business.

No payments of any kind, including, but not limited to management charges, have been made by the Company to the Seller, save for payments under agreements or arrangements made on an arm’s-length basis in accordance with applicable law and regulations.

8.18	Information

All documents provided to the Buyer by or on behalf of the Seller or the Company are true and correct, and no document provided to the Buyer by or on behalf of the Seller or the Company contains any untrue statement of a relevant fact or omits to state a relevant fact necessary to make the statements contained in the document not misleading.

There are no facts or circumstances known to the Seller, relating to the affairs of the Company, that have not been disclosed to the Buyer, which, if disclosed, reasonably could have been expected to influence the decision of the Buyer to purchase the Shares on the terms of this Agreement.

The Seller confirms that the Seller, prior to the Signing Date, has made, and until the Closing Date, shall continue to make, all investigations necessary in order to ensure that the statements in Clauses 8 and 9 are correct.

9	REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE VESSEL

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

9.1	Flag and title

The Company is the registered owner of the Vessel and has good and marketable title to the Vessel, free and clear of any and all Encumbrances, other than those arising under the Anna Facility and the Swap Agreements. The Vessel is properly registered in the name of the Seller under and pursuant to the flag and law of Denmark, and all fees due and payable in connection with such registration have been paid.

9.2	Classification

The Vessel is entered with the DNV GL and has the highest classification rating. The Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it is in such condition that it cannot be detached by any port state authority or the flag state authority for any deficiency.

9.3	Maintenance

The Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy, and all repairs made to the Vessel during the last two years and all known scheduled repairs due to be made and all known deficiencies have been disclosed to the Buyer.

9.4	Liens

The Vessel is not (a) under arrest or otherwise detained, (b) other than in the ordinary course of business, in the possession of any person (other than her master and crew) or (c) subject to a possessory lien.

9.5	Safety

The Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of Denmark or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.

9.6	No blacklisting or boycotts

No blacklisting or boycotting of any type has been applied or currently exists against or in respect of the Vessel.

9.7	No options

There are not outstanding any options or other rights to purchase the Vessel.

9.8	Insurance

The insurance policies relating to the Vessel are as set forth on Schedule 1 hereto, each of which is in full force and effect and, to the Seller’s knowledge, not subject to being voided or terminated for any reason.

10	COVENANTS PRIOR TO THE CLOSING

10.1	Covenants of the Seller Prior to the Closing

From the Signing Date to the Closing Date, the Seller shall cause the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not permit the Company to enter into any contracts or other written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to the Buyer prior to the Signing Date, without the prior consent of the Buyer (such consent not to be unreasonably withheld). In addition, the Seller shall not permit the Company to take any action that would result in any of the conditions to the purchase and sale of the Shares set forth in Clause 6 not being satisfied. Furthermore, the Seller hereby agrees and covenants that it:

a)	shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and to co-operate with the Buyer and others in connection with the foregoing;

b)	shall use its best efforts to obtain the authorisations, consents, orders and approvals of regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the completion of the transactions contemplated by it;

c)	shall co-operate with the Buyer and promptly seek to obtain such authorisations, consents, orders and approvals as may be necessary for the performance of the Parties’ respective obligations pursuant to this Agreement;

d)	shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate the Charter or any other contract prior to the Closing Date without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;

e)	shall not exercise or permit any exercise of any rights or options contained in the Charter, without the prior written consent of the Buyer, not to be unreasonably withheld or delayed;

f)	shall observe and perform in a timely manner, all of its covenants and obligations under the Charter, the Anna Facility, the Shareholder Loan and the Swap Agreements, if any, and in the case of a default by another party thereto, it shall forthwith advise the Buyer of such default and shall, if requested by the Buyer, enforce all of its rights under such Charter, the Anna Facility, the Shareholder Loan or the Swap Agreements, as applicable, in respect of such default;

g)	shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Anna Facility and the Swap Agreements; and

h)	shall permit representatives of the Buyer to make, prior to the Closing Date, at the Buyer’s risk and expense, such surveys, tests and inspections of the Vessel as the Buyer may deem desirable, so long as such surveys, tests or inspections do not damage the Vessel or interfere with the activities of the Seller, the Company or the Charterer thereon and so long as the Buyer shall have furnished the Seller with evidence that adequate liability insurance is in full force and effect.

10.2	Covenants of the Buyer Prior to the Closing

The Buyer hereby agrees and covenants that during the period of time after the Signing Date and prior to the Closing Date, the Buyer shall, in respect of the Shares to be transferred on the Closing Date, take, or cause to be taken, all necessary company action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.

11	TERMINATION

11.1	Termination

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing Date:

a)	by either Party if a breach of any provision of this Agreement has been committed by the other Party, such breach has not been waived and such breach is material to the transactions contemplated hereby, the Business or the assets, financial condition or prospect of the Company;

b)	by the Buyer if satisfaction of any of the conditions in Clause 6.1 is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition;

c)	by the Seller if satisfaction of any of the conditions in Clause 6.2 is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition;

d)	by either Party if satisfaction of any of the conditions in Clause 6.3 is or becomes impossible and Buyer and Seller have not waived such condition;

e)	by the Buyer due to a change having occurred that has resulted or may result in a Material Adverse Effect; or

f)	by mutual written consent of the Seller and the Buyer.

11.2	Rights on termination

If this Agreement is terminated pursuant to Clause 11.1, all further obligations of the Parties pursuant to this Agreement shall terminate without further liability of a Party to the other, provided, however, that the obligations of the Parties contained in Clause 13 (Costs) and Clause 17 (Governing Law and arbitration) shall survive such termination, and further provided, that if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

12	INDEMNIFICATION

12.1	Indemnity by the Seller

Following the Closing, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Buyer and its respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against, any Losses, suffered or incurred by such Buyer Indemnitees:

a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller;

b)	subject to Clause 13 b), any fees, expenses or other payments incurred or owed by the Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement;

c)	any Losses of the Company or the Vessel or any other vessel chartered or owned by the Company incurred prior to or on the Closing Date arising from any violation of any applicable law or regulation relating to protection of natural resources, health and safety and the environment;

d)	all federal, state, foreign and local income tax liabilities attributable to the Company or operation of the Vessel prior to the Closing Date; or

e)	any Losses suffered or incurred by such Buyer Indemnitees in connection with any claim for the repayment of hire or Losses in relation to the Vessel or any other vessel chartered or owned by the Company for periods prior to the Closing.

12.2	Indemnity by the Buyer

Following the Closing, the Buyer shall be liable for, and shall indemnify, defend and hold harmless the Seller and its respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against, any Losses, suffered or incurred by such Seller Indemnitees by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.

12.3	Indemnification procedures with respect to third-party claims

If the Seller or the Buyer, as the case may be (an “Indemnified Party”), shall receive notice of any claim by a third party that is or may be subject to indemnification or compensation from the other Party pursuant to this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the other Party (the “Indemnifying Party”) prompt written notice of such Third-Party Claim and the Indemnifying Party shall, at the Indemnifying Party’s option, have the right to participate in the defence thereof by counsel at the Indemnifying Party’s own cost and expense. If the Indemnifying Party acknowledges within 30 days from such written notice in writing its obligation to indemnify the Indemnified Party against all Losses that may result from such Third-Party Claim, the Indemnifying Party shall be entitled, at the Indemnifying Party’s option, to assume and control the defence of such Third-Party Claim at the Indemnifying Party’s cost and expense and through counsel of the Indemnifying Party’s choice. No such Third-Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, unless the settlement involves only the payment of money by the Indemnifying Party. No Third-Party Claim that is being defended in good faith by the Indemnifying Party shall be settled by the Indemnified Party without the written consent of the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any losses resulting from the settlement of Third-Party Claims in violation of the provisions of this Clause 12.3.

13	COSTS

a)	Subject to Clause 13b) and 13c), each party shall pay its own costs and expenses in connection with the preparation for and completion of the transactions contemplated by this Agreement, including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities and no such costs or expenses shall be charged to or paid by, neither directly or indirectly, the Company.

b)	The fees and expenses related to the fairness opinion of Pareto Securities Ltd. dated 16 February 2018 will be divided equally between the Buyer and the Seller.

c)	Legal fees to Norwegian legal counsel (Advokatfirmaet Thommessen AS) related to the transactions contemplated by this Agreement and the related and financing arrangements will be divided equally between the Buyer and the Seller.

14	NOTICES

All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Norway, or the fifth Business Day, if posted to or from a place outside Norway;

b)	delivered by hand, on the day of delivery; or

c)	delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted.

All such notices and communications shall be addressed as set forth below or to such other addresses as may be given by written notice in accordance with this Clause 14.

If to the Seller:

Knutsen NYK Offshore Tankers AS

Attention: President & CEO

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

If to the Buyer:

KNOT Shuttle Tankers AS

Attention: Chairman of the Board

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

15	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties, but shall not be assignable by any of the Parties without the prior written consent of the other Party. The benefit of this Agreement may, however, be assigned by either of the Parties to any group directly or indirectly controlling, controlled by or under common control of the assignor, provided that the assignor shall remain liable for its own debt and for all obligations under this Agreement.

16	MISCELLANEOUS

16.1	Further Assurances

From time to time after the Signing Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and shall do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

16.2	Integration

This Agreement, the Schedules hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement, the Schedules hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the Signing Date.

16.3	No Broker’s Fees

No one is entitled to receive any finder’s fee, brokerage or other commission in connection with the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.

17	GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with Norwegian law.

The Parties shall seek to solve through negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof. If the Parties fail to solve such dispute, controversy or claim by a written agreement within 60 days after one of the Parties has requested such negotiations by notice to the other Party, such dispute, controversy or claim shall be finally settled by arbitration in Haugesund in the English language in accordance with the Norwegian Arbitration Act. The arbitration tribunal shall consist of three arbitrators, of which the Buyer shall appoint one arbitrator and the Seller shall appoint one arbitrator. The arbitrators so appointed shall appoint the third arbitrator, who shall be the chairman of the arbitration tribunal. In the event of failure by a Party to appoint its arbitrator within 30 days after the request for arbitration first is given, or the failure by the first two arbitrators to appoint the third arbitrator within 30 days after appointment of the last of the first two arbitrators to be appointed, such arbitrator or arbitrators shall be appointed by the district judge (No: “Sorenskriver”) of Haugesund District Court. Any Party may seek judgement upon any award in any court having jurisdiction, or an application may be made to such court for the judicial acceptance of the award and for an order of enforcement.

Notwithstanding the above, either Party may bring an action in any court of competent jurisdiction (a) for provisional relief pending the outcome of arbitration, including, without limitation, provisional injunctive relief or pre-judgement attachment of assets, or (b) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorised by this Clause 17, each Party hereby consents to the non-exclusive jurisdiction of Haugesund, Norway.

* * *

This Agreement has been executed in two original copies, of which each Party has retained one copy.

Knutsen NYK Offshore Tankers AS		KNOT Shuttle Tankers AS

By:	/s/ Trygve Seglem	By:	/s/ Trygve Seglem
Name:	Trygve Seglem	Name:	Trygve Seglem
Title:	CEO	Title:	Chairman

Schedule 1

INSURANCES

Insurance Policies (all quoted values are USD)

Hull & Machinery
Hull	Insured Value: $88,000,000
Policy Renewal: 01.11.2017-31.10.2018
Hull Interest	Insured Value: $22,000,000
Policy Renewal: 01.11.2017-31.10.2018
Freight Interest	Insured Value: $22,000,000
Policy Renewal: 01.11.2017-31.10.2018

P&I Insurance
Gross Tonnage:	83936
Policy Renewal:	20.02.2018-20.02.2019

War Risk
Insured Value:	$132,000,000
Policy Renewal:	01.01.2018-31.12.2018

Hull & Machinery
10,0%	Aon London Broking Center 10% Lloyds Syndicate 2003 XLC
5,0%	Aon London Broking Center 5% Arch Insurance Comp. (Europe) Ltd.
10,0%	Aon London Broking Center 10% Swiss Re International SE, UK Branch
7,5%	Aon London Broking Center 7,5% Lloyds Syndicate 2987 BRT
4,0%	Aon London Broking Center 4% Lloyds Syndicate 9577 AMT
2,0%	Aon London Broking Center 2% Lloyds Syndicate 4472 LIB
10,0%	Aon London Broking Center 10% Allianz Global Corporate & Speciality SE, London
5,0%	Aon Singapore Pte. Ltd. 5% India International Insurance Pte Ltd
7,5%	Gard AS, as agents only for Gard M&E Ltd
2,5%	International Insurance Company of Hannover SE
7,5%	Norwegian Hull Club
4,0%	The Swedish Club
25,0%	Tokio Marine & Nichido Fire Insurance Co., Ltd.
100,0%	Total

Schedule 2

ACCOUNTS

[Separate attachment]

KNOT	Knutsen
NYK Offshore
Tankers

KNOT Shuttle Tankers 30 AS

Annual Report 2017

M/T “Anna Knutsen ”

Knutsen Group	NYK GROUP

KNOT SHUTTLE TANKERS 30 AS

REPORT OF THE BOARD OF DIRECTORS 2017

KNOT Shuttle Tankers 30 AS owns one 152,000 DWT suez-max DP2 shuttle tanker named M/T Anna Knutsen delivered from COSCO (Zhoushan) Shipyard Co., Ltd. in China March 10, 2017.

The company operates out of Haugesund, Norway and has no employees and working environment. KNOT Management AS in Haugesund manages the daily operations of the company in accordance with separate agreement.

The company’s activity

The Company got delivered one suez-max DP2 shuttle tanker from COSCO (Zhoushan) Shipyard Co., Ltd. in Zhoushan, China, named M/T Anna Knutsen, March 10th 2017. The vessel is chartered to Galp Sinopec Brazil Services B.V. from May 2017 on a five-year time charter agreement with two options of three years in charters option. M/T Sallie Knutsen has been operated under the time charter from 2015 and until the vessel was redelivered to the company in November 2017. The company redelivered the vessel to the owner and that charter party was terminated immediately after the charterer redelivered the vessel to the company.

Result for the year

The company got a net income of NOK 179 334 286 in 2017 (NOK 119 939 788 in 2016). The operating result for KNOT Shuttle Tankers 30 AS was NOK 29 760 577 in 2017 compared to NOK 4 904 146 in 2016. After net financial loss of NOK 34 292 270 in 2017, NOK 3 143 933 in 2016, the loss of the year were NOK 4 531 693 in 2017 compared to a profit of NOK 1 760 214 in 2016.

The Board of Directors propose to transfer the result for the year to other equity/loss carried forward. The book equity will at the end of 2017 be negative. The company have long term freight contract for the vessel, long term financing and valuations that the vessel is worth more than the book value so the Board of Directors are of the opinion that the market value of the equity is positive.

Total cash flow from operational activities was NOK 44 405 041 in 2017, compared to minus NOK 24 556 737 from operation in 2016. The liquidity position was NOK 34 825 328 as per 31.12.2017 compared to NOK 10 814 321 as per 31.12.2016. The company’s ability to finance its investments is good. The company have secured a long term financing for the vessel and secure long term stable cash flow for the company. The outstanding mortgage loan is at the end of 2017 USD 84 million and USD 23 million to NYK.

The company’s short term debt was 2.7 % of total debt as of 31.12.2017, compared to 2.3 % as of 31.12.2016.

Total capital was by the end of the year NOK 912 337 788, compared to NOK 187 869 531 the year before. The equity share as of 31.12.2017 was negative, compared to 2.3 % per 31.12.2016.

The company is exposed to fluctuations in foreign exchange rates, especially USD, as the company’s income is denominated in USD. Since the majority of the company’s operating expenses and financial costs also are denominated in USD, this limits the company’s foreign exchange risk. The company has not entered into any forward contracts or other agreements in order to reduce the company’s foreign exchange risk, and thereby operating related market risk.

The company is also exposed to changes in the interest rate level, as its long-term debt carrying floating interest rate. The company has one interest rate swap agreement in the amount of USD 48 million to reduce the company’s interest rate risk.

The financial accounts are made on the assumption of a going concern. The Board of Directors confirms the conditions for continued operation. The Board of the Directors is of the opinion that the financial statements give a true and fair reflection of the company’s assets and liabilities as well as financial strength and profitability.

The environment safety and quality control

The requirements for environment and safety in the operations of vessels are increasing, and both the Company, the manager and the Knutsen NYK Offshore Tankers Group emphasize operational quality.

The Company and the manager allocate considerable resources to quality control, and there are strict requirements to safety and the operational systems of vessels. There are no indications that the company pollutes the external environment significantly, and the board of directors considers the working conditions as satisfactory. All certificates are valid. M/T Anna Knutsen is certified in accordance with both the ISM and ISPS codes.

The company have no employees and thus no working environment. The company aims to be workplace where there is no discrimination related to gender, ethnicity, religion or disability. The company aims to avoid gender discrimination regarding salary, promotion and recruiting. The members of the Board of Directors are all men.

Future prospects

M/T Anna Knutsen is operated on a long term charter with Galp Sinopec Brazil Services B.V. The charterer and trading area is well known for the manager and the Board of Directors. The Board of Directors expect that 2018 will be a stable profitable year for the company.

Haugesund, February 19, 2018

/s/ Trygve Seglem Trygve Seglem	/s/ Karl Gerhard Bråstein Dahl Karl Gerhard Bråstein Dahl	/s/ Fumitake Shishido Fumitake Shishido

Chairman of the board	Member of the board	Member of the board

KNOT Shuttle Tankers 30 AS

Profit & Loss Account

	Note	2017	2016
Operating Income
Freight income	2	184 347 299	123 327 156
Commisions		-5 013 013	-3 387 368

Total Operating income		179 334 286	119 939 788

Operating Expenses
Rent vessel		78 735 528	114 042 051
Crew-hire	9	14 933 361	129 810
Other operating expenses		18 843 183	240 055
Administration	6	4 078 192	623 726

Total Operating Expenses		116 590 264	115 035 642

Ordinary depreciation	12	32 983 445	0

Operating Result		29 760 577	4 904 146

Financial Income and Expenses
Financial income	4	542 154	964 898
Foreign exchange gain/loss		2 093 124	-2 287 080
Financial expenses	4	-36 927 548	-1 821 751

Net Financial Items		-34 292 270	-3 143 933

Result before taxes		-4 531 693	1 760 214

Taxes	10	0	0

Result for the year		-4 531 693	1 760 214

KNOT Shuttle Tankers 30 AS

Balance Sheet as of 31. December

	Note	2017	2016
Assets
Fixed assets
Vessel	2, 12	863 528 790	164 217 274

Total Fixed Assets		863 528 790	164 217 274

Current Assets
Inventories	13	2 203 678	0
Receivables		3 054 636	12 837 185
Current receivables group		8 725 357	751
Bank deposits	3	34 825 328	10 814 321

Total Current Assets		48 808 999	23 652 258

TOTAL ASSETS		912 337 788	187 869 531

KNOT Shuttle Tankers 30 AS

Balance Sheet as of 31. December

	Note	2017	2016
Shareholders Equity and Liabilities
Equity
Share capital		10 000	10 000

Total capital paid-in		100 000	100 000

Other equity		-301 499	4 230 194

Total Shareholders’ Equity	7, 8	-201 499	4 330 194

Long Term Liabilities
Financial instruments	11	415 997	0
Liabilities to financial institutions	11	701 633 954	0
Other long term liabilities	11	185 712 429	179 302 356

Total Long Term Liabilities		185 712 429	179 302 356

Current Liabilities
Accounts payable	5	6 093 956	1 020 299
Accrued interest		2 331 632	473 513
Current liabilities group		2 621 488	2 186 974
Other current liabilities	5	137 298 33	496 195

Total Current Liabilities		24 776 908	4 236 981

SHAREHOLDERS’ EQUITY AND LIABILITIES		912 337 788	187 869 531

Haugesund, February 19, 2018

/s/ Trygve Seglem Trygve Seglem	/s/ Karl Gerhard Bråstein Dahl Karl Gerhard Bråstein Dahl	/s/ Fumitake Shishido Fumitake Shishido

chairman of the board	member of the board	member of the board

KNOT Shuttle Tankers 30 AS

CASHFLOW STATEMENT

	2017	2016
Total generated from operations1)	25 010 849	1760214
Change in working capital	19 394 192	-26316951

Net cashflow from operations	44 405 041	-24556737

Cashflow from investments
Invested in vessel under construction	-732 294 961	-73 319 725

Net cashflow from investments	-732 294 961	-73 319 725

Cashflow from financing
Net change in other long term liabilities	10 774 392	60 314 007
Net drawn mortgage debt	700 679 036	0
Net change financial instruments	447 498	0

Net cashflow from financing	711 900 927	60 314 007

Net cashflow for the year	24 011 007	-37 562 455
+ Cash balance per 01.01.	10 814 321	48 376 776

= Cash Balance per 31.12.	34 825 328	10 814 321

1) Generated from operations:

Result before tax	-4 531 693	1 760 214
+Unrealized profit/loss on foreign exchange other long term liabilities	-4 364 319	0
+Amortized aquired interest swap	-31 502
+Amortized debt issuance cost	2 347 726	0
+Ordinary depreciation	32 983 445	0
+Realized profit/loss on foreign exchange mortgage debt	-1 392 808	0

= Total generated from operations	25 010 849	1 760 214

KNOT Shuttle Tankers 30 AS

Notes to the Financial Statement 31.12.2017

1	Accounting Principles

The financial statements have been prepared in accordance with the Norwegian Accounting Act and generally accepted accounting principles in Norway.

Current Assets/Current Liabilities

Fixed assets are intended for long-term ownership and use. Other assets are classified as current assets. Short-term liabilities are due within one year or tied to the operation of the vessel. Other liabilities are classified as long-term liabilities.

Current assets are valued at the lower of cost and fair value. Short-term liabilities are recorded at nominal value at the time of the entering.

Fixed Assets and Dry-Docking

Yard instalments paid on new buildings are gradually recorded as fixed assets as the instalments are paid. All costs regarding construction supervision, construction financing (including building loan interest, arrangement fees, provision of guarantees), purchases beyond the yard contract regarding the individual

The total cost of the vessel is capitalised at delivery and depreciated linearly to zero at the date 25 years after delivery of the vessel from newbuilding yard.

Dry-docking expenses are capitalised and expensed over the period till the next dry-docking. This is in line with the depreciation plan of the vessel, and takes into account that the vessel is classified to operate for an additional period. Dry-docking is carried out every 5th year for vessels less than 15 years, and every 2.5 year for vessels more than 15 years. In the case of a newbuilding, a portion of the total cost of the vessel equal to the dry-docking cost is capitalised. Actual expenses related to repair and maintenance of the vessel are expensed when the work is executed.

The fixed assets are valued according to the lowest of the depreciated value and the market value unless the fall in value is assumed to be temporary.

Income

The income from charter party is in USD, and is recorded in profit and loss on a straight line basis over the lease term, net of hedging impact.

Interest-hearing loan and borrowings

All loans and borrowings are initially recognized at cost, being the fair value of the consideration received net of issue costs associated with the borrowing.

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method; any difference between proceeds (net of transaction costs) and the redemption value is recorded in the profit and loss over the period of the interest-bearing liabilities. Amortized cost is calculated by taking into account any issue costs, and any discount or premium on settlement.

Gains and losses are recognized in the net profit and loss statement when the liabilities are devalued or depreciated, as well as through the amortization process.

Tax

The company have elected to be taxed based on the Norwegian tonnage tax regime. The tonnage tax regime have a list of requirements that companies have to fulfill to qualify for election of the regime, such as minimum 3% direct or indirect ownership in vessels that perform transportation only. The company are restricted to what assets, liabilities and business they can participate in, and the same will apply for underlying companies and/or partnerships.

In the tonnage tax regime the company pay a tonnage tax based on the weight of the owned vessels and taxable result is based on a taxable financial result. This means that the company’s operating results is not taxable. The taxable financial result is based on the net financial items in the profit and loss account where only a portion of the foreign exchange gain is taxable and a portion of the foreign exchange loss and interest expenses is deductible. The portion is based on the amount of financial assets compared to total assets in the balance sheet. The company will also have to pay a calculated tax on the equity if the equity exceed 70% of total capital. Tonnage tax is classified as an operating expense in the profit and loss statement.

The calculated tax expenses in the profit and loss statement includes both the payable tax for the period in addition to the change in deferred tax. Deferred tax is calculated based on the temporary differences between the balance sheet values in the accounts and the tax values in addition to the tax loss carried forward at the end of the financial year. Tax increasing and decreasing changes in temporary differences that can be reversed in the same period are offset and the net value is taken into the accounts.

Transactions in Foreign Currency

The income received in USD is recorded at the rate of exchange on the day the transaction is carried out. Income and expenditure in foreign currency are converted with the exchange rate at the time of the transaction.

All current assets and current liabilities in foreign currency are registered at the rate of exchange as per 31.12. Realised foreign exchange gain and loss are registered as financial items.

The debt is valued at the historical rate, to the extent that the future net nominal income flow exceed the borrowed amount. To the extent that long-term debt exceeds the net nominal income flow, the unrealised foreign exchange loss on the exceeding amount is recorded.

Realized and unrealized profit and loss on foreign exchange are recorded as financial income / expenses.

Cash flow statement

The cash flow statement is presented using the indirect method of NRS. The liquidity balance is defined as the sum of cash, bank deposits and other short term liquid deposits.

Related party transactions

The Company has undertaken several agreements and transactions with related parties in the KNOT group. The level of fees are based on market terms and are in accordance with the arm’s length principle.

2	Contracts

The company has secured employment of MT Anna Knutsen with a 5 year firm + two options each of 3 years with Galp Sinopec Brazil Services B.V. from delivery to charterer in May 2017.

MT Sallie Knutsen has been chartered in on time-charter from the sister company Luky KS and further chartered out to Galp Sinopec Brazil Services B.V. from 2015 and both contracts for MT Sallie Knutsen was terminated in November.

KNOT Management AS is appointed as manager for the company and KNOT Management Denmark A/S is appointed as manager for MT Anna Knutsen.

3	Bank deposits

The company doesn’t have restricted bank funds per 31.12.

4	Financial Income and Expenses

	2017	2016
Financial Income:
Interest income	174 410	5 819
Interest income from related parties/group companies	367 743	959 079

Total financial income	542 154	964 898
Financial expenses:
Interest expenses to group companies/related parties	9 138 484	0
Interest expenses	23 507 115	0
Guarantee cost related parties	3 744 596	0
Other financial expenses	537 353	1 821 751

Total financial expenses	36 927 548	1 821 751

5	Balances with related parties

	2017	2016
Accounts payable
KNOT Management Denmark A/S	5 995 629	0

Other current liabilities
Knutsen OAS Shipping AS	0	107 530

6	Remuneration

The company have not paid salary or any other remuneration, nor given any loan or guarantees to any leading person or board members during the year.

	2017	2016
Auditors remuneration (excl. VAT):
Audit	20 500	0
Tax advice	0	0
Other services besides audit	0	0

	20 500	0

7	Equity

Specification of the equity per 31.12.

	Share capital	Other equity	Total equity
Equity 01.01.	100 000	4 230 194	4 330 194
Result for the year	0	-4 531 693	-4 531 693

Equity 31.12.	100 000	-301 499	-201 499

Share capital consist of 100 shares a NOK 1,000

Knutsen NYK Offshore Tankers AS owns all the shares in the company. Financial statements for the group can be obtained at company’s registered office, Smedasundet 40, 5529 Haugesund.

8	Shares Owned by Board Members and Affiliates

Trygve Seglem controls TS Shipping Invest AS, which owns 50 % of the parent company Knutsen NYK Offshore Tankers AS.

9	Employees

The company has no employees and thereby no pension liabilities (under the new OTP regulation). KNOT Management AS manages the Company in accordance with a separate management agreement.

10	Tax

The company is taxed based on the shipping tax regime. This means that companies are not taxed on the basis of its operating income. However it is calculated an annual tax of 24% on the company’s net financial income. At the same time companies within the tonnage tax scheme will have to pay a tonnage tax based on the size of the company’s operated vessels, which in 2017 amounted to NOK 138 528 (NOK 0 in 2016). Tonnage tax is classified as an operating expense.

Below is a specification of the temporary differences at the end of the financial year.

	31.12.2017	Change	31.12.2016
Loss carried forward	-15 027 901	6 734 914	-8 292 987

Basis for deferred tax (benefit)	-15 027 901	6 734 914	-8 292 987

Deferred tax (benefit)	0	0	0

Deferred tax assets related to losses carried forward are only recognized to the extent that there is convincing evidence that these will be utilized in the future.

Taxable result tonnage tax scheme:

	2017	2016
Net financial Items	-34 292 270	-3 143 933
Non-taxable currency gain	-1 870 518	1 762 652
Non-deductable interest	29 311 014	-4 776 089
Deductable financial items	-83 139	-624 450
Other-non deductible items	200 000	0

Taxable income before loss carried forward	-6 734 914	-6 781 820
Loss carried forward	-6 734 914	-6 781 820

Taxable income	0	0

Tax payable	0	0
Excess provision tax last year	0	0
Change in deferred tax	0	0

Tax expense	0	0

11	Long term liabilities

31.12.2017	USD	Historical rate	Rate as at 31.12	NOK
USD-loan NYK	22 534 908	8,4348	8,2411	185 712 429
Deferred debt issuance cost				0

				185 712 429

31.12.2017	USD	Historical rate	Rate as at 31.12	NOK
USD-loan	84 217 065	8,4710	8,4710	713 402 758
Deferred debt issuance cost				-11 768 804

				701 633 954

Current portion:
USD-loan	6 380 980	8,4710	8,4710	54 053 282
Deferred debt issuance cost				-2 781 090

				51 272 192

31.12.2016	USD	Historical rate	Rate as at 31.12	NOK
USD-loan NYK	21 253 221	8,4386	8,4386	179 347 705
Deferred debt issuance cost				-45 348

				179 302 356

The USDNOK exchange rate at the year-end was 8,2411 (8,6456 in 2016).

The company has aimed to reduce the market risk by entering financial contracts. Hedge accounting has been applied for revenue in USD (cash flow hedge). Loans in USD are used as hedging instrument. The profit and loss impact of the hedging instrument (loan in USD) is presented together with the hedged risk. This implies that realized currency gain/losses on the loans are presented as an increase/reduction of operating income.

Future income flows from anticipated fixed contracts in USD exceed debt in USD. Therefore it is not recognized foreign exchange gains/losses on USD debt on the basis of the year-end exchange rate. Per 31.12.2017 the not recorded foreign exchange gain (i.e. off-balance) is NOK 19 million compared to a loss of NOK 4 million as per 31.12.2016.

Security for the USD-loan from NYK is made through second priority assignment of the shipbuilding contract and refund guarantee, pledge in the shares of the company and 50 % guarantee from TS shipping Invest AS. The long term bank financing have not been drawn at the end of 2016, but they have the same securities with first priority.

Book value of mortgaged assets is NOK 864 million (NOK 164 million in 2016).

The company has aimed to reduce the market risk by entering financial contracts. The company has entered long term freight contracts in USD, with the intention of having income, vessel investment and loans in the same currency in order to minimize the effects of exchange rate fluctuations.

Aquired interest swans	2017
Book value 01.01.	0
Additions	-447 498
Amortization	-31 502

Book value 31.12.	-415 997

12	Fixed Assets

Vessel under construction	2017	2016
Book value 01.01.	164 217 274	90 897 549
Additions	732 294 961	73 319 725
Delivery new vessel	-896 512 235	0

Book value 31.12.	0	164 217 274

Vessel	2017
Historical value 01.01.	0
Accumulated depreciation 01.01.	0

Book value 01.01.	0
Delivered new building	872 007 235
Additions/disposals	0
Annual depreciation	28 960 538

Book value 31.12.	843 046 697

The economic life of the vessels is estimated to 25 years, and is depreciated accordingly.

Drv-docking	2017
Capitalised dry-docking	0
Accumulated depreciation dry-docking 01.01.	0

Capitalised dry-docking 01.01.	0
Delivered new building	24 505 000
Annual depreciation	4 022 907

Book value 31.12.	20 482 093

Total book value vessel 31.12.	863 528 790

13	Inventories

Inventories refer to lube oil and stores as per 31.12.

Building a better	Statsautoriserte revisorer Ernst & Young AS Dronning Eufemias gate 6, NO-0191 Oslo Postboks 1156 Sentrum, NO-0107 Oslo	Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 24 00 24 00 www ey no Medlemmer av Den norske revisorforening working world

INDEPENDENT AUDITOR’S REPORT

To the Annual Shareholders’ Meeting of KNOT Shuttle Tankers 30 AS

Report on the audit of the financial statements

Opinion

We have audited the financial statements of KNOT Shuttle Tankers 30 AS, which comprise the balance sheet as at 31 December 2017, profit and loss accounts and statements of cash flows for the year then ended and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the financial statements have been prepared in accordance with laws and regulations and present fairly, in all material respects, the financial position of the Company as at 31 December 2017 and its financial performance for the year then ended in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway.

Basis for opinion

We conducted our audit in accordance with laws, regulations, and auditing standards and practices generally accepted in Norway, including International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Norway, and we have fulfilled our ethical responsibilities as required by law and regulations. We have also complied with our other ethical obligations in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other information

Other information consists of the information included in the Company’s annual report other than the financial statements and our auditor’s report thereon. The Board of Directors (management) are responsible for the other information. Our opinion on the audit of the financial statements does not cover the other information, and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information, and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting, unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with laws, regulations, and auditing standards and practices generally accepted in Norway, including International Standards on Auditing (ISAs) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Building a better

working world

As part of an audit in accordance with law, regulations and generally accepted auditing principles in Norway, including ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•	identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control;

•	obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control;

•	evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management;

•	conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern;

•	evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Report on other legal and regulatory requirements

Opinion on the Board of Directors’ report

Based on our audit of the financial statements as described above, it is our opinion that the information presented in the Board of Directors’ report concerning the financial statements, the going concern assumption and proposal for the allocation of the result is consistent with the financial statements and complies with the law and regulations.

Opinion on registration and documentation

Based on our audit of the financial statements as described above, and control procedures we have considered necessary in accordance with the International Standard on Assurance Engagements (ISAE) 3000, Assurance Engagements Other than Audits or Reviews of Historical Financial Information, it is our opinion that management has fulfilled its duty to ensure that the Company’s accounting information is properly recorded and documented as required by law and bookkeeping standards and practices accepted in Norway.

Oslo, 19 February 2018

ERNST & YOUNG AS

/s/ Magnus H.. Birkeland

Magnus H.. Birkeland

State authorized Public Accountant (Norway)

Independent auditor’s report - KNOT Shuttle Tankers 30 AS